GRANDPARENTS.COM, LLC

4% SENIOR SECURED NOTE

New York, NY
December 30, 2011

$500,000.00

SECTION 1. General. For value received, Grandparents.com, LLC, a Florida limited liability company (the “Company”), hereby promises to pay to the order of NorWesTech, Inc., a Delaware corporation with its principal place of business at 220 West Harrison Street, Seattle, Washington, or its registered assigns (“Holder”), the principal amount of FIVE HUNDRED THOUSAND DOLLARS ($500,000), or such lesser amount as shall then equal the outstanding amount hereof and any unpaid accrued interest hereon as provided in this Note. This Note shall be due and payable on the Maturity Date. Payment for all amounts due hereunder shall be made in U.S. dollars by wire transfer of immediately available funds to the Holder at its address as provided to the Company. This Note is being issued in connection with the Letter of Intent. Capitalized terms not defined herein shall have the meaning set forth in the Letter of Intent.

SECTION 2. Definitions. As used in this Note, the following terms, unless the context otherwise requires, have the following meanings:

(a) “Additional Debt Agreements” means the Meadows Agreement and the Ross Agreement.

(b) “Company” includes any corporation which shall succeed to or assume the obligations of the Company under this Note.

(c) “Holder”, when the context refers to a holder of this Note, shall mean any person who shall at the time be the registered holder of this Note.

(d) “Letter of Intent” means the Letter of Intent, dated December 27, 2011, between the Company and the Holder.

(e) “Maturity Date” means the earlier of:

(i) the Closing (in which case this Note will be assumed and forgiven by NWT),

(ii) ninety (90) days after the effective date of termination of the Letter of Intent; and

(iii) if the Closing of the executed Definitive Agreement does not occur by February 29, 2012 (or such other date if extended by mutual consent of Holder and the Company), then (A) the Maturity Date shall be ninety (90) days after February 29, 2012 (or such mutually extended date, if applicable), if the Closing of the Definitive Agreement does not occur primarily as a result of GP having breached or failed to perform in any respect any of its representations, warranties, covenants or other agreements set forth in the Definitive Agreement, or (B) the Maturity Date shall be six (6) months after February 29, 2012 (or such mutually extended date, if applicable), if the Closing of the Definitive Agreement does not occur primarily as a result of (1) NWT having breached or failed to perform in any respect any of its representations, warranties, covenants or other agreements set forth in the Definitive Agreement, (2) the failure of any other closing condition that is outside of the control of GP or (3) the Private Placement (as defined in the Letter of Intent) for $3.0 million shall not have closed by such date.

(f) “Meadows Agreement” means that certain secured indebtedness owed by the Company to Meadows Capital, LLC, in the principal amount of Three Hundred Thousand Dollars ($300,000) pursuant to that Negotiable Promissory Note, dated March 22, 2011.

(g) “Ross Agreement” the unsecured indebtedness owed by the Company to David Ross, with a repayment amount of Two Hundred Seventy-Fifty Thousand Dollars ($275,000) pursuant to that Promissory Note, dated July 29, 2011, as amended by the First Amendment, dated as of August 30, 2011 (the “Ross Note”).

SECTION 3. Interest. Interest shall accrue on this Note at a rate of four percent (4%) per annum. Interest shall be computed on the basis of a 360-day year of twelve 30-day months for the actual number of days elapsed and shall accrue, beginning upon the date hereof, on the unpaid principal of this Note and will continue to accrue until the Note is paid in full. All accrued and unpaid interest is due and payable to Holder on the Maturity Date. Unless prohibited under applicable law, any and all accrued interest shall bear interest at the same rate at which interest is then accruing on the principal amount of this Note until such interest is paid. Any accrued interest which for any reason has not theretofore been paid shall be paid in full on the date on which the final principal payment on this Note is made. If any Event of Default has occurred and is continuing, the interest rate on this Note shall increase immediately to 12% per annum, and the principal balance and any unpaid and accruing interest shall continue to accrue at such rate.

SECTION 4. Defenses; Waiver. The obligations of the Company to make the payments provided for in this Note are absolute and unconditional and shall not be subject to reduction, limitation, impairment, termination, defense, set-off, counterclaim or recoupment for any reason. The Company hereby expressly waives presentment, demand, and protest, notice of demand, dishonor and nonpayment of this Note, and all other notices or demands of any kind in connection with the delivery, acceptance, performance, default or enforcement hereof, and hereby consents to any delays, extensions of time, renewals, waivers or modifications that may be granted or consented to by the Holder hereof with respect to the time of payment or any other provision hereof.

SECTION 5. Extension of Maturity. Should the principal of or interest on this Note become due and payable on a day other than a business day, such date shall extended to the next succeeding business day. For the purposes of the preceding sentence, a business day shall be any day that is not a Saturday, Sunday, or legal holiday in the State of Washington.

SECTION 6. Prepayment. This Note may be prepaid, without premium or penalty, in whole or in part at any time and from time to time; provided that upon any prepayment all accrued and unpaid interest and any other amounts due and owing shall be paid in full with respect to this Note.

SECTION 7. Security Interest. This Note shall be a secured note. The Company hereby grants to the Holder a first priority senior security interest in all of the assets of the Company, pursuant to the Security Agreement dated as of December 21, 2011 attached hereto as Exhibit A and the Trademark Security Agreement dated as of December 21, 2011 attached hereto as Exhibit B. Following all obligations under this Note being indefeasibly paid in full and upon three (3) business days’ prior written notice to Holder, the Company may file UCC-3 terminations statements and such other filings to terminate the security interests granted pursuant to the Security Agreement and the Trademark Security Agreement.

SECTION 8. Priority of Payment. To the extent not contrary to applicable law, this Note and the indebtedness evidenced by this Note shall be senior in right of payment to all indebtedness of the Company.

SECTION 9. Defaults. Each of the following shall constitute an event of default (herein individually referred to as an “Event of Default”) hereunder:

(a) Failure in the payment of principal and accrued interest on the Maturity Date; or

(b) The occurrence of any “Event of Default” under the Additional Debt Agreements (as defined therein), or any material default under, redemption of or acceleration prior to maturity of any Insider Indebtedness (as defined in the Letter of Intent);

(c) Any breach of any representation or warranty in this Note, the Security Agreement or the Trademark Security Agreement or any failure by the Company to perform in any material respect any covenant or other obligation, or agreement in this Note, the Security Agreement or the Trademark Security Agreement, except that if such failure is curable, then only if such failure remain uncured, unremedied or unwaived for a period of ten (10) business days after the occurrence of such failure; provided, however, that if such failure is known by or discovered by Holder (other than as a result of notice or other communication from the Company) without the Company having knowledge of or reason to know of such failure, the ten (10) business days cure period shall commence upon Holder giving written notice to the Company of such failure;

(d) The transfer, sale or encumbrance (other than the existing encumbrance pursuant to the Meadows Agreement) of any of the Company’s URLs or trademarks;

(e) Upon the filing by the Company of any voluntary petition in bankruptcy or any petition for relief under the U.S. Federal bankruptcy code or any other state or U.S. Federal law for the relief of debtors; upon the filing against the Company of any involuntary petition in bankruptcy or any petition for relief under the U.S. Federal bankruptcy code or any other state or U.S. Federal law for the relief of debtors, which filing is not dismissed or withdrawn in the Company’s favor within forty-five (45) days; upon the execution by the Company of an assignment for the benefit of creditors or the appointment of a receiver, custodian, trustee or similar party to take possession of the Company’s assets or property; or any of the collateral is seized or levied upon under any legal or governmental process against the Company or the collateral, or the Company becoming insolvent or generally not paying its debts as such debts become due, or any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of the Company;

(f) any reorganization, merger, consolidation or dissolution of the Company (or the making of any agreement therefor); the sale, assignment, transfer or delivery of all or substantially all of the assets of the Company to a third party (other than the Holder); or of a majority of the membership interest of the Company or the cessation by the Company as a going business concern, including the cessation of the use of its website for more than five (5) consecutive days; and

(g) Any breach by the Company or Meadows Capital, LLC of any representation, warrant, covenant or agreement, or any amendment or waiver of any term or provision without Holder’s consent, of that certain side letter dated December 22, 2011 between Company or Meadows Capital, LLC, of which Holder is an express third-party beneficiary.

SECTION 10. Rights and Remedies. Upon the occurrence of any Event of Default, such default not having previously been waived or remedied to the satisfaction of Holder in its sole discretion, the Holder shall have the following rights and remedies:

(a) The entire unpaid balance of this Note shall be immediately due and payable, without notice or demand to the Company and thereupon such amount together with all costs, fees and expenses incurred in connection herewith, shall be immediately due and payable and no declaration or notice shall be required.

(b) All rights and remedies provided by law, including, without limitation, those provided by the UCC as in effect in the State of Washington from time to time.

(c) All other rights as set forth in the Security Agreement.

(d) All rights and remedies available to the Holder pursuant to the provisions of this Note and the Security Agreement, applicable law and otherwise are cumulative, not exclusive, and are enforceable alternatively, successively and/or concurrently by Holder.

SECTION 11. Assignment. The rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties. The Company may not assign (whether voluntarily or involuntarily, by operation of law or otherwise), any of its obligations under this Note or the Security Agreement, or any part thereof, without the prior written consent of the Holder, which consent may be withheld in Holder’s sole discretion. Neither party hereto shall be entitled to transfer this Note prior to the Maturity Date.

SECTION 12. Amendments and Waivers. Any provision of this Note may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the express written consent of both the Company and the Holder; provided, however, that any amendment or waiver of any of the terms of this Note, the Security Agreement or the Trademark Security Agreement shall also require the written approval of Meadows Capital, LLC. Any amendment or waiver affected in accordance with this Section 12 shall be binding on each future Holder and the Company.

SECTION 13. Notices. Unless otherwise provided, any notice required or permitted under this Note shall be given in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address indicated below, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

Each such notice, request or other communication shall be effective (a) if given by telecopier or other form of facsimile transmission, when the recipient confirms legible transmission thereof; or (b) if given by any other means, when delivered at the address specified on the signature page.

SECTION 14. Attorneys’ and Collection Fees. The Company agrees to pay, in addition to principal and interest due and payable hereon, all costs of collection, including reasonable attorneys’ fees and expenses, incurred by the Holder in collecting or enforcing this Note including any action at law or in equity or in bankruptcy, receivership or other court proceedings.

SECTION 15. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed by and construed under the laws of the State of Washington, without reference to conflicts of law provisions thereof. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the federal and state courts sitting in Seattle, Washington over any suit, action or proceeding arising out of or relating to this Note. The parties irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in such court and any claim that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum. The parties agree that a final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the parties and may be enforced in any other courts to whose jurisdiction other parties are or may be subject, by suit upon such judgment.

SECTION 16. Heading; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note.

SECTION 17. Use of Proceeds. The proceeds of the loans hereunder will be used by the Company for working capital purposes, for a retainer of $50,000 to BMA, for fees of auditors and attorneys in connection with the negotiation of the Definitive Agreement or the Closing of the Transaction, and shall not be used to pay any Insider Liabilities. The Holder will wire the proceeds of the loans hereunder as set forth on Exhibit C.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, MODIFY OR AMEND ANY TERMS OF THIS NOTE, RELEASE ANY GUARANTOR, FORBEAR FROM ENFORCING REPAYMENT OF THE LOAN OR THE EXERCISE OF ANY REMEDY UNDER THIS NOTE, OR MAKE ANY OTHER FINANCIAL ACCOMMODATION PERTAINING TO THE LOAN ARE ALL UNENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its duly authorized officer as of the date first written above.

GRANDPARENTS.COM, LLC

By: /s/ Joseph Bernstein

Name: Title:	Joseph Bernstein Managing Director

By: _/s/ Steven Leber
Name:Steven Leber
Title:Managing Director
Address:
Acknowledged & Agreed:
NORWESTECH, INC.
/s/ Stanley L. Schloz
Name: Stanley L. Schloz, its President
Address:

220 West Harrison Street
Seattle, Washington 98119